Exhibit 99.3

CUSTOMER Talking Points and Q&A

We anticipate customers will ask the following questions. It is important that you not go beyond what is included here or speculate on certain answers you do not know.

TALKING POINTS

•	Buckeye Technologies is based in Memphis, Tenn., and is a leading manufacturer and marketer of specialty fibers and nonwoven materials.

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The transaction is for the acquisition of all outstanding stock of Buckeye Technologies for a cash price of $37.50 per share, including five manufacturing facilities, global sales offices, headquarters and approximately 1,200 employees.

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Buckeye operates high-quality assets that fit strategically with GP’s existing cellulose operations and consumer products business. Buckeye offers cellulose-based products made from both wood and cotton and utilizes wetlaid and airlaid technologies.

•	Buckeye’s talented employees, innovation capabilities and advanced technologies provide a significant platform for continued growth and success.

•	GP makes long-term, strategic investments in areas where we can add value for our customers and our company.

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We look forward to completing this transaction and expect it to close later this year, subject to the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, other regulatory approvals and other customary conditions.

Q&A

Why is GP making this purchase?

This is a complementary acquisition of a high-quality organization that will help us grow our business and continue our efforts to offer innovative, quality products to our customers. The acquisition of BKI will provide GP Cellulose a complementary product portfolio aligned with our strategy to operate in the growing, value-added specialty pulp business. In addition, Buckeye’s talented employees, innovation capabilities and advanced technologies provide a significant platform for continued growth and success.

What about Buckeye was attractive to GP?

Buckeye offers cellulose-based products made from both wood and cotton, and utilizes wetlaid and airlaid technologies. The highly technical and valued dissolving pulp products that BKI produces will establish a platform for further growth. The R&D capability will further our efforts to innovate and anticipate our customer’s needs. The additional fluff capacity also fits well into our vision to grow with our customers. Buckeye’s competitive assets, talented employees and capabilities will strongly complement GP’s existing business, enhancing the growth potential for the combined companies.

How will sales/commercial activity be handled?

We are in the process of reviewing those plans and will make those decisions after the transaction closes. But, generally, GP Cellulose is committed to being the supplier of CHOICE for its customers and to create maximum long-term value for the company and society.

What impact will I see as a current GP Cellulose customer?

Until the transaction closes, you can expect business as usual. Longer-term and after we close the transaction and bring together the two companies, you can expect to see us fully integrate the additional capabilities as a growth platform to continue to provide you with innovative products and quality service.

I am a customer of both GP Cellulose and Buckeye. What should I expect?

The companies will continue business as usual as separate companies until the transaction has closed. Both companies are committed to a smooth transition once the transaction has closed. We do not have specific details on the integration at this point, but we will be in touch with you when we do, after the acquisition closes.

How will your product offerings change?

We certainly plan to take full advantage of the combination of the complementary product portfolios of both companies once the transaction has closed. We don’t yet have information to share, but look forward to discussing that with you when we do.

When can I discuss the purchase of [current Buckeye product offering] with you?

I would be happy to discuss that opportunity with you after the transaction is complete.

How will this acquisition impact GP’s other cellulose operations?

This acquisition underscores our commitment to this business and provides a significant growth platform, including products we do not presently have the ability to produce. Both companies have talented employees, quality assets, strong capabilities and good performance, so we expect a lot of knowledge sharing to come with the integration once the transaction has closed.

How do you see the two organizations coming together?

After the closing of the transaction, we plan to integrate the two organizations to best leverage the capabilities and potential we envision the combined organizations can provide.

What will happen with the employees?

GP is purchasing all of the outstanding stock of Buckeye Technologies, including its five manufacturing facilities, its global sales offices, its headquarters and its approximately 1,200 employees. Part of what makes Buckeye Technologies attractive to GP is the combination of talented employees and a strong management team. GP views this as an opportunity to invest for the long-term, grow its business and strengthen its organization by having a combined group of even better people, sharing knowledge and best practices.

Does Buckeye Technologies plan to …?

We cannot speak for them; you would need to ask a Buckeye Technologies representative that question.

ADDITIONAL INFORMATION ABOUT THE OFFER: This list of frequently asked questions is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Buckeye Technologies common stock described in this list of frequently asked questions has not commenced. At the time the tender offer is commenced, Georgia-Pacific will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) and Buckeye Technologies will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Buckeye Technologies stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE MERGER: In connection with the potential subsequent merger, Buckeye Technologies would expect to file a proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of an Agreement and Plan of Merger, dated April 23, 2013, by and among Buckeye Technologies, Georgia-Pacific LLC and GP Cellulose Group LLC. The materials to be filed by Buckeye Technologies will be made available to Buckeye Technologies’ investors and security holders at no expense to them. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of Buckeye Technologies are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

Buckeye Technologies and its respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Buckeye Technologies’ stockholders in connection with the proposed merger. Investors and security holders may obtain more detail information regarding the names, affiliations and interests of certain of Buckeye Technologies’ executive officers and directors in the solicitation by reading Buckeye Technologies’ proxy statement for its 2012 annual meeting of stockholders, annual report on Form 10-K for the fiscal year ended June 30, 2012, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Buckeye Technologies’ participants in the solicitation, which may, in some cases, be different than those of Buckeye Technologies’ stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding Buckeye Technologies’ directors and executive officers is also included in Buckeye Technologies’ proxy statement for its 2012 annual meeting of stockholders and in Buckeye Technologies’ annual report on Form 10-K for the fiscal year ended June 30, 2012.